Exhibit 99.1
FOR IMMEDIATE PRESS RELEASE

FOR:	PMC Commercial Trust	CONTACT:	Investor Relations
	17950 Preston Road, Suite 600		972-349-3235
Dallas, TX 75252

PMC Commercial Trust Announces First Quarter Results
PMC Commercial Trust
AMEX (Symbol PCC)

Dallas, TX	May 9, 2007
PMC Commercial Trust (AMEX: PCC) announced first quarter results today. Income from continuing operations decreased to $2,969,000 ($0.27 per share) during the three months ended March 31, 2007 from $3,259,000 ($0.30 per share) during the three months ended March 31, 2006. The decrease of $290,000 was primarily a result of (1) a decrease in income from our retained interests in transferred assets of $352,000 primarily due to a decrease in our weighted average balance outstanding as a result of prepayments, (2) a decrease in other income of $168,000 due primarily to decreased prepayment fee income and (3) an increase in our combined general and administrative and salaries and related benefits expense of $196,000 resulting primarily from costs of evaluation of new investments and alternative sources of funds. Partially offsetting these decreases was an increase in interest income of $374,000 due to increases in variable interest rates and our weighted average loans outstanding.
For the three months ended March 31, 2007, net income was $2,821,000, or $0.26 per share, compared to $5,041,000, or $0.47 per share, for the three months ended March 31, 2006. Net income decreased by $2,220,000 primarily due to net gains on sales of real estate included in discontinued operations during the three months ended March 31, 2006 of $1,877,000 resulting primarily from the sale of six hotel properties.
We have deferred the recognition of gains on the sale of certain hotel properties and assets acquired in liquidation. Our deferred gains total approximately $2.0 million at March 31, 2007 of which approximately $425,000 was generated during the first quarter of 2007. These deferred gains will be recorded to income as principal is received on the related loans receivable or upon receipt of updated financial information from the purchaser that qualify the transaction for gain recognition.
Dr. Andrew S. Rosemore, Chairman of the Board, stated, “During the first quarter of 2006 we gained possession of 15 Amerihost hotel properties as a result of the Arlington bankruptcy. Through the effort of many of our employees, we ended the first quarter of 2007 with only two remaining unsold (one property was leased). These sales resulted in significant gains above book value and the underlying loans to facilitate the sales are performing well. Following quarter end, we sold one of these properties and a sale of the remaining property is currently pending.
‘Loan origination volume for the first quarter of 2007 was $15.4 million which includes $1.4 million as the result of financing the sale of an asset acquired in liquidation. While this loan origination volume is less than the volume of $17.6 million during the first quarter of 2006, that quarter included $13.0 million funded to facilitate Amerihost or other property sales.
‘As I stated previously, we are faced with many challenges related to the inverted or flat yield curve and an increasingly competitive environment. We are continuing our renewed emphasis on our SBA 7(a) government guaranteed loan program and evaluating opportunities which could include real estate ownership. Prepayments of our existing and securitized portfolio continue to create a challenge and totaled $22.4 million during the quarter.”

PMC COMMERCIAL TRUST – Page 2	Earnings Press Release	May 9, 2007

The following tables contain comparative selected financial data as of March 31, 2007 and December 31, 2006 and for the three and months ended March 31, 2007 and 2006:
FINANCIAL POSITION INFORMATION
(In thousands)

	March 31,	December 31,	Increase
	2007	2006	(Decrease)%
Loans receivable, net	$165,725	$169,181	(2%)
Retained interests in transferred assets	$54,813	$55,724	(2%)
Real estate investments	$4,372	$4,414	(1%)
Total assets	$242,879	$240,404	1%
Debt	$69,100	$68,509	1%
Total beneficiaries’ equity	$156,975	$157,291	—
Shares outstanding	10,754	10,754	—

PMC COMMERCIAL TRUST – Page 3	Earnings Press Release	May 9, 2007

RESULTS OF OPERATIONS
(Dollars in thousands, except per share information)

	Three Months Ended March 31,
	2007	2006	Inc (Dec)%
Income:
Interest income	$4,056	$3,682	10%
Income from retained interests in transferred assets	1,901	2,253	(16%)
Hotel property revenues	169	301	(44%)
Other income	741	909	(18%)

Total income	6,867	7,145	(4%)

Expenses:
Interest	1,352	1,434	(6%)
Salaries and related benefits	1,167	1,060	10%
General and administrative	739	650	14%
Hotel property expenses	148	237	(38%)
Impairments and provisions	328	399	(18%)

Total expenses	3,734	3,780	(1%)

Income before income tax provision, minority interest, and discontinued operations	3,133	3,365	(7%)

Income tax provision	(142)	(84)	69%
Minority interest (preferred stock dividend of subsidiary)	(22)	(22)	—

Income from continuing operations	2,969	3,259	(9%)

Discontinued operations	(148)	1,782	(108%)

Net income	$2,821	$5,041	(44%)

Basic weighted average shares outstanding	10,754	10,746

Basic and diluted earnings per share:
Income from continuing operations	$0.27	$0.30	(10%)
Discontinued operations	(0.01)	0.17	(106%)

Net income	$0.26	$0.47	(45%)

PMC COMMERCIAL TRUST – Page 4	Earnings Press Release	May 9, 2007

REAL ESTATE INVESTMENT TRUST (“REIT”) TAXABLE INCOME
REIT taxable income is presented to assist investors in analyzing our performance and is a measure that is presented quarterly in our consolidated financial statements and is one of the factors utilized by our Board of Trust Managers in determining the level of dividends to be paid to our shareholders.
     The following reconciles net income to REIT taxable income:

	Three Months Ended
	March 31,
	2007	2006
	(In thousands)
Net income	$2,821	$5,041
Less: taxable REIT subsidiaries net income, net of tax	(244)	(178)
Add: book depreciation	46	71
Less: tax depreciation	(57)	(334)
Book/tax difference on property sales	419	350
Book/tax difference on retained interests in transferred assets, net	294	228
Impairment losses	233	43
Provision for loss on rent and related receivables	239	300
Book/tax difference on amortization and accretion	(74)	(37)
Asset valuation	(302)	(889)
Other book/tax differences, net	264	42

REIT taxable income	$3,639	$4,637

Common distributions declared	$3,226	$3,223

Weighted average common shares outstanding	10,754	10,746

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE ARE “FORWARD-LOOKING STATEMENTS” INTENDED TO QUALIFY FOR THE SAFE HARBORS FROM LIABILITY ESTABLISHED BY THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT WILL INCLUDE WORDS SUCH AS THE COMPANY “EXPECTS,” “ANTICIPATES” OR WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE THE COMPANY’S FUTURE PLANS, OBJECTIVES OR GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES, INCLUDING THE FINANCIAL PERFORMANCE OF THE COMPANY, REAL ESTATE CONDITIONS AND MARKET VALUATIONS OF ITS STOCK, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED. ALTHOUGH THE COMPANY BELIEVES THE EXPECTATIONS REFLECTED IN ANY FORWARD-LOOKING STATEMENTS ARE BASED ON REASONABLE ASSUMPTIONS, THE COMPANY CAN GIVE NO ASSURANCE THAT ITS EXPECTATIONS WILL BE ATTAINED. SHAREHOLDERS, POTENTIAL INVESTORS AND OTHER READERS ARE URGED TO CONSIDER THESE FACTORS CAREFULLY IN EVALUATING THE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS MADE HEREIN ARE ONLY MADE AS OF THE DATE OF THIS PRESS RELEASE AND THE COMPANY UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE SUCH FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.